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                                                                 Exhibit 10.25.1
                           LEASE TERMINATION AGREEMENT

          This LEASE TERMINATION AGREEMENT ("Agreement") is dated for reference purposes only March 27, 2003 and is to be effective as of the date of the last signature appearing hereon (the "Effective Date"), and is entered into by and among WILLOW PARK HOLDING COMPANY II, LLC, a Delaware limited liability company ("Willow Park"), AMB PROPERTY, L.P., a Delaware limited partnership ("AMB", and together with Willow Park, the "Landlords") and DELTAGEN, INC., a Delaware corporation ("Tenant").

          WHEREAS, Willow Park and Tenant entered into that certain Lease Agreement dated April 9, 1999 (the "1003 Lease") whereby Willow Park leased to Tenant approximately 28,938 rentable square feet (the "1003 Premises") located at 1003 Hamilton Court, Menlo Park, California (the "1003 Building");

          WHEREAS, AMB and Tenant entered into that certain Lease Agreement (the "1255 Lease") dated October 1, 2000 whereby AMB leased to Tenant approximately 22,237 rentable square feet (the "1255 Premises") located at 1255 Hamilton Court, Menlo Park, California (the "1255 Building");

          WHEREAS, AMB and Tenant entered into that certain Lease Agreement (the "1210 Lease") dated October 1, 2000 whereby AMB leased to Tenant approximately 24,636 square feet of rentable area (the "1210 Premises") located at 1210 Hamilton Court, Menlo Park, California (the "Building");

          WHEREAS, the 1003 Lease, the 1210 Lease and the 1255 Lease are referred to collectively herein as the "Leases";

          WHEREAS, the 1003 Premises, the 1210 Premises and the 1255 Premises are referred to collectively herein as the "Premises";

          WHEREAS, AMB and Willow Park are affiliates; and

          WHEREAS, Landlords and Tenant mutually desire to terminate the Leases, all on and subject to the terms and conditions hereof.

          NOW, THEREFORE, for and in consideration of the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1.   Definitions.

               (a) "Insolvency Proceeding" shall mean a proceeding under Title 11 of the United States Code, an assignment for the benefit of creditors, a receivership or any other similar proceeding.

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               (b) "Interim Financing" shall mean Tenant's consummation of an interim equity or debt financing in an amount not less than $4,000,000 which financing must occur on or before March 31, 2003.

               (c) "Other Settlement Agreement" shall mean any agreement between Tenant and any landlord, or other creditor of Tenant, (aside from the Landlords hereunder) whereby Tenant is restructuring or terminating, in any way, any of Tenant's obligations, including, without limitation, lease termination agreements, lease amendments, debt refinancing agreements, etc.

               (d) "Preference Expiration Date" shall be the date which is ninety-one (91) calendar days after the date on which the Termination Payment is paid (the "Payment Date") by Tenant to the Landlords if during the ninety (90) calendar day period after the Payment Date Tenant has not become the subject of an Insolvency Proceeding ("Preference Expiration Date"). In the event that an Insolvency Proceeding is commenced but thereafter dismissed, the Preference Expiration Date shall occur if and when the dismissal order becomes final, provided that nothing in the Insolvency Proceeding or the dismissal order has affected, altered or modified this Agreement and provided Tenant has not become the subject of a further Insolvency Proceeding during such ninety (90) calendar day period after the Payment Date.

               (e) "Premises Existing Condition" shall mean the "as-is" condition of the Premises as of March 19, 2003.

               (f) "Termination Fee" shall mean, collectively, all letter of credit proceeds as referred to in Section 3, below, and the Termination Payment defined below.

               (g) "Termination Payment" shall mean Five Hundred Thousand Dollars ($500,000.00) which must occur on or before March 31, 2003.

          2. Termination/Property Transfer. The term of each of the Leases is hereby amended to terminate and expire on the earlier of (i) the Preference Expiration Date or (ii) such earlier date as is elected by either AMB or Willow Park, as applicable, for any or each of the Leases, provided that in the event of a termination pursuant to subclause (ii), AMB or Willow Park, as applicable, shall provide Tenant with written notice of the same. Except as modified in this Agreement to the contrary, Tenant shall fully comply with all obligations under the Leases through the Effective Date, and if the Preference Expiration Date does not occur, Tenant shall remain fully obligated under, and shall comply with, the terms of each Lease that has not been terminated prior to the Preference Expiration Date as set forth in subclause (ii) above. Notwithstanding anything to the contrary in the Leases, it is understood and agreed that Tenant shall vacate the Premises on or prior to the Effective Date, and that Tenant shall leave the Premises in the Premises Existing Condition with all improvements, furniture, fixtures, and equipment remaining (including, without limitation, all lab benches, tables, generators, vacuum pumps, air filtering systems, etc.). Subject to Section 2B below, Willow Park and Tenant agree that all improvements, furniture, fixtures, and equipment in the 1003 Premises as of the Effective Date shall become the property of Willow Park, free and clear of claims by any third parties, and Tenant hereby transfers all right, title and interest in such items to Willow Park, fully as though by bill of sale, on an "as is" basis without representation, warranty or recourse as to the condition

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of such property. Subject to Section 2B, Tenant does warrant title to such property free and clear of claims by any third parties. Subject to Tenant's decommissioning obligations as set forth below, Willow Park shall accept the 1003 Premises in the Premises Existing Condition upon Termination of such Lease. AMB Acknowledges and agrees that Tenant has vacated the 1210 Premises and the 1255 Premises prior to the date of this Agreement and that AMB has accepted the condition of the 1210 Premises and the 1255 Premises in the Premises Existing Condition. AMB and Tenant agree that all improvements, furniture, fixtures, and equipment in the 1255 Premises and the 1210 Premises as of March 19, 2003 shall become the property of AMB, free and clear of claims by any third parties, and Tenant hereby transfers all right, title and interest in such items to AMB, fully as though by bill of sale, on an "as is" basis without representation, warranty or recourse as to the condition of such property. Tenant does warrant title to such property free and clear of claims by any third parties. Subject to
Section 2B, as soon as such information is available and in any event on or prior to April 10, 2003, Tenant shall provide such information and documents as Landlords may reasonably require to verify the status of the title to the property, referenced above, that is being transferred to Landlord including, without limitation, copies of all security agreements and financing statements that Tenant has granted to third parties.

               A. Landlords' Access. Concurrently with the execution of this Agreement, Tenant shall deliver keys to the Premises to the Landlords so that the Landlords may commence marketing the Premises. Tenant represents that as of the execution of this Agreement it is no longer conducting business from the Premises and the Premises are and shall be available to Landlord for showing to prospective tenants at all times. Landlord shall have the right at any and all times to enter the Premises for the purpose of preparing the Premises to re-lease, for showing the Premises, and/or for any other purpose related to Landlords efforts to re-let the Premises, and Tenant shall not take any action that would interfere with Landlord's ability to release the Premises or with a Replacement Tenant's use of the Premises.

               B. GE Capital Lien on Certain Personal Property at the 1003 Premises. Tenant and Landlords acknowledge and agree that certain of the Tenant's personal property located at the 1003 Premises (the "1003 Personal Property") is presently subject to a security interest in favor of GE Capital (the "GE Capital Lien"). Tenant agrees that it shall cause the GE Capital Lien to be released and terminated as to the 1003 Personal Property as soon as possible after the Effective Date and in no event later than April 10, 2003. As soon as such information is available and in any event on or prior to April 10, 2003, Tenant shall provide Willow Park with evidence reasonably acceptable to Willow Park evidencing the termination and release of the GE Capital Lien. In addition, if Landlord reasonably requests information regarding any other possible lien on the 1003 Property, Tenant shall promptly provide assurance and documents evidencing that no such liens exist.

          3. Payments. As consideration for this Agreement, and as consideration for any and all outstanding or overdue rentals and any and all other outstanding or overdue charges under the Leases, or otherwise, including, but not limited to, operating expenses, taxes and assessments, extra services, utilities and HVAC, and to cover Landlords' administrative, processing and legal fees, and to reimburse Landlords for any loss of rentals or other charges under the Leases that may hereafter be sustained after the Effective Date as a result of this Agreement, (a) on and at any time after the Effective Date (i) Willow Park shall be authorized

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and entitled to draw the full amount of the $150,000.00 letter of credit presently held by Willow Park under the 1003 Lease, (ii) AMB shall be authorized and entitled to draw the full amount of the $133,422.00 letter of credit presently held by AMB under the 1255 Lease, and (iii) AMB shall be authorized and entitled to draw the full amount of the $147,816.00 letter of credit presently held by AMB under the 1210 Lease, (b) on and at any time after the Effective Date the Landlords shall be entitled to retain, apply and offset any amounts which might otherwise be due Tenant under the Leases, (c) upon Tenant's consummation of the Interim Financing, Tenant shall pay Landlords, in immediately available funds by federal wire transfer, the Termination Payment and (d) Tenant shall issue to Landlords the Warrant (as defined in Section 8, below). AMB and Willow Park acknowledge and agree that they will allocate the Termination Payment among themselves as they may agree in their sole discretion. Notwithstanding the foregoing, Landlords and Tenant agree that Tenant's obligation to pay the Termination Fee is expressly conditioned on Tenant's consummation of the Interim Financing. In the event that the Termination Payment is made and the Preference Expiration Date does not occur, Landlords shall apply the $500,000.00 Termination Payment to the monetary obligations under the Leases for the month in which such payment was made, then to the monetary obligations under the Leases for each subsequent month following such payment, and the balance, if any, shall be deemed additional security under the Leases allocated among the Leases as the Landlords agree in their sole discretion.

          4. Mutual Releases. Effective on the Preference Expiration Date (if such occurs), Landlords and Tenant hereby forever release and discharge each other, and their respective partners, officers, directors, agents, trustees, beneficiaries, and employees, of and from any and all claims, acts, damages, demands, rights of action and causes of action which each party ever had, now has, or in the future may have, against the other, arising from or in any way connected with the Leases. This release is intended as a full settlement and compromise of each, every and all claims of every kind and nature relating to the Leases. Landlords and Tenant expressly waive any and all rights which they may have under Section 1542 of the Civil Code of the State of California pertaining to the Leases and the occupancy of the Premises (or such similar statutes), which provides as follows:

          "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

          Landlords and Tenant understand and agree that by execution of this Agreement, each party and its partners, officers, directors, agents, trustees, beneficiaries, and employees do not admit any liability of any nature whatsoever. This Agreement is made entirely as a compromise and for the purpose of terminating the Leases and settling and extinguishing the respective claims, acts, damages, demands, rights of action or causes of action of the parties hereto.

          5. Pending Actions. Landlords and Tenant acknowledge that Willow Park and AMB have each filed a separate legal action in the San Mateo County Superior Court under Case Number CIV 429871 and CIV 429872, respectively, against Tenant in respect of the Leases (the "Actions"). Landlords and Tenant agree that as of the Effective Date Landlords shall

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suspend further enforcement of the rights granted to them by the court under the
Actions and upon the Preference Expiration Date, Landlords shall promptly dismiss the Actions and terminate any execution proceedings commenced It is agreed that if the Interim Financing and Termination Payment do not timely occur, as set forth above, Landlords may proceed with all rights under the Actions.

          6.   Representations.

               (a) Each party represents to the others that it has full power and authority to execute this Agreement.

               (b) Each party represents to the others that it has not made any assignment, sublease, transfer, conveyance or other disposition of the Lease or any interest in the Lease or the Premises, and has no knowledge of any existing or threatened claim, demand, obligation, liability, action or cause of action arising from or in any manner connected with the Lease or the Premises by any other party.

               (c) Subject to the second sentence of this Section 6(c), Tenant represents that the Termination Fee hereunder, as a percentage of the total lease payments (base rent and common area maintenance charges) for the remainder of the initial term of the Leases, is equal to at least 95% of the highest termination fee paid to any other landlord, as a percentage of the total lease payments (base rent and common area maintenance charges) for the remainder of the initial term of the respective leases, under the Other Settlement Agreements covering any lease with a remaining term in excess of 12 months that Tenant has entered into or that Tenant shall enter into with Tenant's other landlords between the Effective Date and the first anniversary thereof. Landlords acknowledge and agree that (a) the Other Settlement Agreement that Tenant entered into in respect of its San Diego facility lease is not covered by the foregoing representation since the consideration provided by Tenant under said arrangement consisted of a barter of services (the value of which is very difficult to determine), (b) for purposes of the forgoing representation, the amount of the most recent monthly charges for the common area maintenance charges under the applicable leases were utilized to calculate the common area maintenance charges under the applicable leases for the remainder of their respective terms and (c) attached hereto as Exhibit A is a spread sheet reflecting the methodology employed by Tenant in its calculations to make the foregoing representation.

          7. Decommissioning. Willow Park and Tenant acknowledge and agree that notwithstanding anything in this Agreement to the contrary, approximately 1,800 square feet of space at the 1003 Premises is undergoing the decommissioning process with the County of San Mateo and the State of California. Based on Tenant's consultation with its consultant, $12,000 is an estimate (the "Decommissioning Estimate") of the total cost required to cause the decommission process to be completed. On or prior to the Effective Date Tenant shall deposit with Willow Park an amount equal to the Decommissioning Estimate (the "Decommissioning Estimate Deposit") to be applied by Willow Park to pay the costs and expenses of such decommissioning. Tenant shall be responsible for all costs and expenses for the decommissioning in excess of the Decommissioning Estimate Deposit and shall pay the same within five (5) days of receiving an invoice therefore. Tenant shall cause such decommissioning of said space to be completed at the earliest possible date in compliance with all applicable laws.

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Tenant shall fully cooperate with any environmental consultant retained by
Willow Park to monitor the status of Tenant's decommissioning and Willow Park's consultant is authorized, but not obligated, to take any action it deems appropriate to assist in or expedite the decommissioning.

          8. Warrants. As additional consideration for the termination of the Leases, and subject to the accuracy of the representations by Landlords made in any such warrant:

               (a) In the event there is a closing of an Equity Financing (defined below) prior to August 31, 2003, (which shall require approval of a majority of the total votes cast on the proposal in a meeting of Tenant's stockholders) and so long as Landlords shall not have previously elected to receive a Common Stock or other warrant pursuant to clause (b) or (c) below, immediately prior to the closing of the Equity Financing, Tenant shall issue to Willow Park (or any affiliate of Willow Park designated by Willow Park) a warrant in substantially the form attached hereto as Exhibit B-1 (with appropriate changes in the event such warrant is to be issued as a Common Stock warrant pursuant to the terms hereof) and to AMB a warrant in substantially the form attached hereto as Exhibit B-2 (with appropriate changes in the event such warrant is to be issued as a Common Stock warrant pursuant to the terms hereof) (collectively, the "Warrants") to purchase the same class and series of shares of Tenant's stock sold in Tenant's anticipated Equity Financing. The exercise price per share of the Warrants shall be the per share purchase price to be paid by the other purchasers in such financing, and the number of shares underlying both Warrants in the aggregate shall be 250,000 (as adjusted for stock splits, stock dividends, reclassification and the like) (the number of shares subject to each Warrant shall be designated by Landlords, subject to such aggregate total for both Warrants). The term "Equity Financing" shall mean the sale by Tenant of not less than Ten Million Dollars ($10,000,000.00) of its equity securities, which securities Tenant currently expects to be Series A Preferred Stock with a purchase price per share equal to 75% of the 5-trading day trailing average closing price of Tenant's Common Stock ending on the third day prior to the closing date of the Equity Financing. In this case, Landlords shall be granted the same registration rights as the purchasers of Tenant's stock in the Equity Financing, as if Landlords were a purchaser in such Equity Financing (except for any monetary penalties associated with any effectiveness deadline for the resale registration statement to the extent the Warrants remain unexercised prior to such deadline).

               (b) At any time after the date hereof and prior to August 31, 2003, either Landlord may elect to receive a Common Stock warrant at an exercise price per share equal to the lesser of (i) the closing market price of the Tenant's Common Stock on the trading day immediately prior to the date of this Agreement (as adjusted for stock splits, stock dividends, reclassification and the like) or (ii) the closing market price of the Tenant's Common Stock on the trading day immediately prior to the date of issuance of the Warrants (as adjusted for stock splits, stock dividends, reclassification and the like). In this case, the number of shares underlying both Warrants in the aggregate will be 250,000 (as adjusted for stock splits, stock dividends, reclassification and the like) (the number of shares subject to each Warrant shall be designated by Landlords, subject to such aggregate total for both Warrants). Tenant shall issue such Common Stock warrant within 3 business days of receipt of such Landlord's written notice of such election. In this case, such Landlord shall be granted the same registration rights as the purchasers of Tenant's stock would have received in the Equity Financing (even if such Equity

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Financing never closes), except that the filing of the initial resale registration statement shall be made not later than 10 business days following the issuance of such Common Stock warrant and (in lieu of the monetary penalties associated with the effectiveness deadline for the resale registration statement) Tenant shall undertake all reasonable efforts to complete any required registration requirements so that such Landlord may sell any such shares at the earliest possible date.

               (c) In the event that a financing does occur but is for less than Ten Million Dollars ($10,000,000.00) (and is therefore not deemed to be the Equity Financing), so long as Landlords shall not have previously elected to receive a Common Stock warrant pursuant to clause (b) above, either Landlord may at its option elect to have its Warrant exercisable for the shares issued in such financing with a per share exercise price equal to the per share purchase price to be paid by the other purchasers in such financing, and using the forms of warrants attached as Exhibits B-1 and B-2 (with appropriate changes for such financing). In this case, the number of shares underlying both Warrants in the aggregate will be 250,000 (as adjusted for stock splits, stock dividends, reclassification and the like) (the number of shares subject to each Warrant shall be designated by Landlords, subject to such aggregate total for both Warrants). In this case, Tenant shall issue such warrant immediately prior to such financing provided it has received written notice of such election from such Landlord at least 3 business days prior to the closing of such financing. Tenant shall provide notice of such financing to Landlords at least 2 weeks prior to the closing of such financing. In this case, such Landlord shall be granted the same registration rights as the purchasers of Tenant's stock in such financing, as if Landlords were purchasers in such financing (except for any monetary penalties associated with any effectiveness deadline for the resale registration statement to the extent the Warrants remain unexercised prior to such deadline).

               (d) In the event the Equity Financing has not occurred prior to August 31, 2003, so long as Landlords shall not have previously elected to receive a warrant pursuant to clause (b) or (c) above, the Warrants shall be issued on September 1, 2003 and be exercisable for Tenant's Common Stock at an exercise price per share equal to the lesser of (i) the closing market price of the Tenant's Common Stock on the trading day immediately prior to the date of this Agreement (as adjusted for stock splits, stock dividends, reclassification and the like) or (ii) the closing market price of the Tenant's Common Stock on the trading day immediately prior to the date of issuance of the Warrants (as adjusted for stock splits, stock dividends, reclassification and the like). In this case, the number of shares underlying both Warrants in the aggregate will be 250,000 (as adjusted for stock splits, stock dividends, reclassification and the like) (the number of shares subject to each Warrant shall be designated by Landlords, subject to such aggregate total for both Warrants). In this case, Landlords shall be granted the same registration rights as the purchasers of Tenant's stock would have received in the Equity Financing (even if such Equity Financing never closes), except that the filing of the initial resale registration statement shall be made not later than 10 business days following the issuance of such Common Stock warrant and (in lieu of the monetary penalties associated with the effectiveness deadline for the resale registration statement) Tenant shall undertake all reasonable efforts to complete any required registration requirements so that Landlords may sell any such shares at the earliest possible date.

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          9. Landlords' Lease Reinstatement Option. In the event that (a) Tenant fails to vacate any of the Premises pursuant to the terms of Section 2 above,
(b) the inventory, furniture, fixtures, and equipment is not transferred to Landlords free and clear of any claims pursuant to the terms of Section 2 above, and/or any information or documentation required pursuant to Section 2 above is not timely delivered, (c) Landlords are not allowed unimpeded access pursuant to the terms of Section 2 A above, (d) Landlords are prevented from drawing upon the full amount of all letters of credit at any time they desire pursuant to
Section 3 above, (e) Landlords are required, for any reason, to pay back the Termination Payment, (f) the releases of Tenant, as set forth in Section 4 above, are not fully enforceable, (g) any representation of Tenant under this Agreement is not true and correct, (h) Tenant does not comply with it's decommissioning requirements under Section 7 above, (i) Tenant breaches any term of this Agreement, or (i) the warrant is not issued pursuant to the terms of
Section 8 above or Landlord is prevented from timely obtaining shares of Tenant's stock pursuant to the terms of the Warrant; Landlords may, at either or both of their option, elect that their respective Leases (or either of them as the case may be) with Tenant, as reference above, be reinstated in full force and effect and upon such election, Tenant shall immediately pay to the respective Landlord all amounts accrued and unpaid under each such reinstated Lease. In such event any amounts paid hereunder and allocated to such respective Lease by Landlords shall be deemed held by such respective Landlord as a security deposit under such Lease.

          10. No Disclosure. Landlords and Tenant each agree that they shall not intentionally and voluntarily disclose any of the matters set forth in this Agreement or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written approval of the other, except as may be necessary to enforce the terms of this Agreement or as may be required by law. This Section shall have no application in the event of an Insolvency Proceeding.

          11. No Offer. This Agreement shall not be binding until executed and delivered by the parties. This Agreement shall not be relied upon by any other party, individual, corporation, partnership or other entity as a basis for terminating its lease with Landlords.

          12. Whole Agreement. The mutual obligations of the parties as provided herein are the sole consideration for this Agreement, and no representations, promises or inducements have been made by the parties other than as appear in this Agreement. This Agreement may not be amended except in writing signed by the parties.

          13. Miscellaneous. Warranties, representations, agreements, and obligations contained in this Agreement shall survive the execution and delivery of this Agreement and shall survive any and all performances in accordance with this Agreement. This Agreement may be executed in any number of counterparts which together shall constitute the Agreement. Faxed signatures hereon shall be deemed originals for all purposes. If any party obtains a judgment against any other party by reason of breach of this Agreement, reasonable attorneys' fees as fixed by the court shall be included in such judgment. This Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the heirs, successors and assigns of the parties. This Agreement shall be construed and enforced in accordance with the laws of the State of California. Except as defined herein to the contrary, all terms used and not otherwise defined in this Agreement shall have the same meanings as the defined terms in the Leases.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                 WILLOW PARK:

                                 WILLOW PARK HOLDING COMPANY II, LLC
                                 a Delaware limited liability company

                                 By: AMB Property, L.P., a Delaware limited
                                     partnership, its Manager

                                     By: AMB Property Corporation, a
                                         Maryland corporation, its General
                                         Partner


                                         By:
                                            ------------------------------------
                                              John Rossi

                                         Its: Senior Vice President

                                         Date:
                                              ----------------------------------


                                 AMB:

                                 AMB PROPERTY, L.P.,
                                 a Delaware limited partnership

                                 By: AMB PROPERTY CORPORATION
                                     a Maryland corporation, its general partner


                                         By:
                                            ------------------------------------
                                              John Rossi

                                         Its: Senior Vice President

                                         Date:
                                              ----------------------------------

                                       9

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                                 TENANT:

                                 DELTAGEN, INC.,
                                 a Delaware corporation


                                 By:
                                    --------------------------------------------

                                 Its:
                                     -------------------------------------------


                                 By:
                                    --------------------------------------------

                                 Its:
                                     -------------------------------------------

                                 Date:
                                      ------------------------------------------

If Tenant is a CORPORATION, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. The Lease must be executed by the president or vice-president and the secretary or assistant secretary, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this Lease.

                                       10